EXHIBIT 99.1

Splash Beverage Group Reports Second Quarter 2023 Financial Results

Quarterly Revenues Rise 15%, Six Month Revenues Rise 31%

Quarterly Gross Profit Increase 32%

Six Month Gross Profit Increases 34%

Fort Lauderdale, Florida, August 14, 2023 -- Splash Beverage Group, Inc. (NYSE American: SBEV) (“Splash” or the “Company”), a portfolio company of leading beverage brands, today reported financial results for the second quarter period ended June 30, 2023. Investors are encouraged to read the Company’s quarterly report on Form 10-Q which was filed with the Securities and Exchange Commissions (the “SEC”), contains additional information, and is posted at https://splashbeveragegroup.com/.

Second Quarter Financial Performance

●	Net revenues for the second quarter period ending June 30, 2023, were $5.2 million compared to $4.5 million in the prior year period, an increase of 15% over the prior year period. For the six-month period, revenues reached $11.0 million compared to $8.4 million in the prior year period and an increase of 31%. The increase in revenue was primarily due to increased sales from our B2B and B2C e-commerce platform, Qplash, which reflected an increase in territory coverage, new products and larger purchases per customer. In the six-month period, overall e-commerce sales increased 43% over the prior year period and the beverage business increased 7%.

●	Gross profit for the second quarter period ending June 30, 2023, was $1.7 million compared to $1.3 million in the prior year period. Gross margin in the second quarter of 32% was a 90-basis point improvement over the prior year period, with cost efficiencies and product mix driving the improvements. Six-month gross profit was $3.5 million compared to $2.6 million in the prior year period, a 34.6% increase.

●	TapouT Energy Drink launched towards the end of the second quarter as the Company eyes second half impact.

●	The second quarter net loss was $5.6 million compared to $5.7 million in the prior year period. Increases in freight cost, amazon fees, marketing expenses and salary and wages in 2023 to support the revenue growth impact loses in the quarter.

●	As of June 30, 2023, the company had total cash and cash equivalents of $903,235, compared with $4.4 million at December 31, 2022

●	Subsequently the Company has raised additional $2.7 Million from legacy investors and entered into a favorable credit facility agreement for $10 million.

Robert Nistico, Splash Beverage Group’s Chairman and CEO, commented, “Our 2023 second quarter results reflect the strengths that we are developing as we grow the business as well as some of the challenges that inevitably emerge in growth businesses. Our Qplash platform, which has increased 43% in the first half of the year compared to last year, is developing very nicely on both a B2B and B2C basis and is now expanding to select international markets. We look for continued contributions from that business. Our quarterly beverage revenues were down slightly in the second quarter, but we attribute that to buying patterns of distributors which can have an impact of timing of sales. The first half beverage sales increased modestly at 7% overall, so we expect a greater upward trend the second half of the year. The beverage business generally “stair steps” it’s way to growth … you focus on distribution, support those new placements with marketing and the cycle starts over again. In total, we are where we believe we are supposed to be.”

“Subsequent to the second quarter reporting period,” Nistico continued, “We disclosed an additional $2.7 million raise from existing investors and a $10 million credit facility which will not only provide us with needed growth capital, but also allows us to withdraw the much larger $200 million shelf offering which has been the source of some investor concern. We remain committed to executing a business plan that relies on 4 key pillars for success. We have a strong management team, we have a diverse portfolio of brands that match consumer trends, our marketing strategy continues to yield new distribution agreements and retail authorizations, and we have the financial flexibility we need. We look forward to the second half of 2023.”

About Splash Beverage Group, Inc.

Splash Beverage Group, an innovator in the beverage industry, owns a growing portfolio of alcoholic and non-alcoholic beverage brands including Copa di Vino wine by the glass, SALT flavored tequilas, Pulpoloco sangria, and TapouT performance hydration and recovery drink. Splash’s strategy is to rapidly develop early-stage brands already in its portfolio as well as acquire and then accelerate brands that have high visibility or are innovators in their categories. Led by a management team that has built and managed some of the top brands in the beverage industry and led sales from product launch into the billions, Splash is rapidly expanding its brand portfolio and global distribution.

For more information visit:

www.SplashBeverageGroup.com

www.copadivino.com

www.drinksalttequila.com

www.pulpo-loco.com

www.tapoutdrinks.com

Forward-Looking Statement

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements and factors that may cause such differences include, without limitation, the risks disclosed in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2022, and in the Company’s other filings with the SEC. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

Contact Information:

Splash Beverage Group

Info@SplashBeverageGroup.com

954-745-5815

Splash Beverage Group, Inc.
Condensed Consolidated Balance Sheets
June 30, 2023 and December 31, 2022

	June 30, 2023	December 31, 2022
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$903,235	$4,431,745
Accounts receivable, net	1,954,508	1,812,110
Prepaid expenses	397,025	348,036
Inventory	3,447,292	3,721,307
Other receivables	192,942	344,376
Total current assets	6,895,002	10,657,574

Non-current assets:
Deposit	$49,431	$49,290
Goodwill	256,823	256,823
Intangible assets, net	4,662,054	4,851,377
Investment in Salt Tequila USA, LLC	250,000	250,000
Operating lease right of use asset	595,913	750,042
Property and equipment, net	423,844	489,597
Total non-current assets	6,238,065	6,647,129

Total assets	$13,133,067	$17,304,703

Liabilities and Stockholders’ Equity

Liabilities:
Current liabilities
Accounts payable and accrued expenses	$3,307,836	$3,383,187
Liability to issue shares	—	91,800
Operating lease liabilities - current	230,945	268,749
Notes payable, current portion	4,272,014	1,080,257
Shareholder advances	200,000	—
Due to related party	250,000	—
Accrued interest payable	300,658	141,591
Total current liabilities	8,561,453	4,965,584

Long-term liabilities:
Notes payable	236,657	2,536,319
Operating lease liabilities - noncurrent	364,959	480,666
Total long-term liabilities	601,616	3,016,985

Total liabilities	9,163,069	7,982,569

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common Stock, $0.001 par, 300,000,000 shares authorized, 42,802,186 shares issued, 42,802,186 shares outstanding at June 30, 2023 and 41,085,520 shares issued, 41,085,520 shares outstanding at December 31, 2022	42,802	41,086
Additional paid in capital	125,635,624	121,632,547
Accumulated other comprehensive loss	(37,854)	(20,472)
Accumulated deficit	(121,670,574)	(112,331,027)
Total stockholders’ equity	3,969,998	9,322,134

Total liabilities and stockholders’ equity	$13,133,067	$17,304,703

Splash Beverage Group, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
For the Three and Six Months Ended June 30, 2023 and 2022

	Three months ended June 30		Six months ended June 30,
	2023	2022	2023	2022
Net revenues	5,194,951	4,498,940	11,017,678	8,425,514
Cost of goods sold	(3,417,868)	(3,149,275)	(7,479,096)	(5,784,701)
Gross profit	1,777,083	1,349,665	3,538,582	2,640,813

Operating expenses:
Contracted services	331,297	327,302	712,302	758,848
Salary and wages	1,364,136	1,131,612	2,598,263	1,917,263
Non-cash share-based compensation	641,097	2,772,369	856,857	5,342,494
Other general and administrative	2,919,533	2,282,471	5,568,234	4,963,853
Sales and marketing	742,369	665,059	1,479,196	1,171,455
Total operating expenses	5,998,432	7,178,813	11,214,852	14,153,913

Loss from continuing operations	(4,221,349)	(5,829,148)	(7,676,270)	(11,513,100)

Other income/(expense):
Interest income	1,320	2,709	1,320	2,709
Interest expense	(172,641)	(73,471)	(339,762)	(159,350)
Other Income/Expense	(90,585)	—	49,819	(1)
Amortization of debt discount	(1,126,994)	—	(1,374,655)	—
Total other income/(expense)	(1,388,900)	(70,762)	(1,663,278)	(156,642)

Provision for income taxes	—	—	—	—

Net loss from continuing operations, net of tax	(5,610,249)	(5,899,910)	(9,339,548)	(11,669,742)

Net income (loss) from discontinued operations, net of tax	—	25,421	—	(199,154)

Gain on sale of discontinued operations	—	115,632	—	115,632

Income of discontinued operations	—	141,053	—	(83,522)

Net loss	$(5,610,249)	$(5,758,857)	$(9,339,548)	$(11,753,264)

Other Comprehensive Income (Loss)
Foreign currency translation loss	(15,774)	—	(17,382)	—

Total Comprehensive Income (Loss)	$(5,626,023)	$(5,758,857)	$(9,356,930)	$(11,753,264)

(Loss) per share - continuing operations
Basic and diluted	$(0.13)	$(0.16)	$(0.22)	$(0.32)

Weighted average number of common shares outstanding - continuing operations
Basic and diluted	42,058,047	36,675,323	41,575,470	35,935,972